Exhibit 3.1

                          CERTIFICATE OF INCORPORATION

                                       OF

                           EPOCH HOLDING CORPORATION

          Pursuant to Section 102 of the General Corporation Law of the
                               State of Delaware
          _____________________________________________________________

     The undersigned, in order to form a corporation pursuant to Section 102 of the General Corporation Law of the State of Delaware, does hereby certify:

          FIRST: The name of the corporation is Epoch Holding Corporation (the "Corporation").

          SECOND: The address of the registered office of the Company in the State of Delaware is c/o National Registered Agents, Inc., 9 East Loockerman Street, Suite 1B, Dover, Delaware 19901, County of Kent.

          THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

          FOURTH: The total number of shares which the Corporation shall have authority to issue is 61,000,000 shares of capital stock consisting of 60,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"); and 1,000,000 shares of preferred stock, $1.00 par value per share (the "Preferred Stock").

          Authority is hereby vested in the Board of Directors of the Corporation to provide for the issuance of shares of Preferred Stock and in connection therewith to fix by resolution providing for the issue of such class, the number of shares to be included and such of the preferences and relative participating, optional or other special rights and limitations of such class, including, without limitation, dividends, voting rights, rights of redemption, or conversion into Common Stock, to the fullest extent now or hereafter permitted by the Delaware General Corporation Law.

          FIFTH: The name and mailing address of the Incorporator is as follows:

                   Name                      Address

                   Tina Fleischmann          J Net Enterprises, Inc.
                                             3900 Dallas Parkway #340
                                             Plano, Texas 75093

          SIXTH:  The Corporation is to have perpetual existence.

          SEVENTH: The Corporation expressly elects not to be subject to the provisions of Section 203 of the Delaware General Corporation Law.

          EIGHTH: The board of directors is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

          NINTH: Elections of directors need not be by written ballot unless the by-laws of the Corporation shall otherwise provide.

          TENTH: No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

          ELEVENTH: Except as may otherwise be specifically provided in this Certificate of Incorporation, no provision of this Certificate of Incorporation is intended by the corporation to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred under the General Corporation Law upon the Corporation, upon its stockholders, bondholders and security holders, and upon its directors, officers and other corporate personnel, including, in particular, the power of the Corporation to furnish indemnification to directors and officers in the capacities defined and prescribed by the General Corporation Law and the defined and prescribed rights of said persons to indemnification as the same are conferred under the General Corporation Law. The Corporation shall, to the fullest extent permitted by the laws of the State of Delaware, including, but not limited to Section 145 of the General Corporation Law, as the same may be amended and supplemented, indemnify any and all directors and officers of the Corporation and may, in the discretion of the board of directors, indemnify any and all other persons whom it shall have power to indemnify under said Section or otherwise under Delaware law from and against any and all of the expenses, liabilities or other matters referred to or covered by said Section. The indemnification provisions contained in the General Corporation Law shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, resolution of stockholders or disinterested directors, or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent, both as to action in his official capacity and as to action in another capacity while holding such office, and shall inure to the benefit of the heirs, executors and administrators of such person.

          TWELFTH: The number of directors constituting the Board of Directors shall be determined by the Board of Directors, subject to the by-laws of the Corporation. Any vacancy in the Board of Directors, whether arising from death, resignation, removal (with or without cause), an increase in the number of directors or any other cause, may be filled by the vote of either a majority of the directors then in office, though less than a quorum, or by the stockholders at the next annual meeting thereof or at a special meeting called for such purpose. Stockholders may not apply to request that the Delaware Court of Chancery summarily order an election to be held to fill any vacancies in the Board of Directors whether or not, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board of Directors as constituted immediately prior to any such vacancy or increase. Each director so elected shall hold office until the next meeting of the stockholders in which the election of directors is in the regular order of business and until his successor shall have been elected and qualified.

          IN WITNESS WHEREOF, I have hereunto set my hand this 29th day of November, 2004 and I affirm that the foregoing certificate is my act and deed and that the facts stated herein are true.

                                          /s/ Tina Fleischmann
                                          ______________________________
                                          Tina Fleischmann, Incorporator
                                          3900 Dallas Parkway #340
                                          Plano, Texas 75093